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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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


                                                              THREE MONTHS     THREE MONTHS
                                                             ENDED MARCH 31,  ENDED MARCH 31,
                                                             ---------------  ---------------
                                                                  1998             1997
                                                                  ----             ----

Net income for computing net income per share                  $1,078,151       $  563,477
Weighted average common shares outstanding                     ==========       ==========
     assuming conversion of all preferred stock                 6,010,971        5,352,434

Shares of common stock assumed to be issued upon
     exercise of common stock options and warrants to
     purchase common stock using treasury stock method            449,029          401,566
                                                               ----------       ----------
Weighted average number of common and common
     equivalent shares outstanding during the period

     - Basic                                                    6,011,000        5,352,000
                                                               ==========       ==========

     - Dilutive                                                 6,460,000        5,754,000
                                                               ==========       ==========
Net income per share

     - Basic                                                   $      .18       $      .11
                                                               ==========       ==========
     - Dilutive                                                $      .17       $      .10
                                                               ==========       ==========
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